Exhibit 99.1
Media Release

               Strong underlying performance impacted by HomeSide

  FINANCIAL HIGHLIGHTS

o  Solid growth in Group profit before significant items:
   -  Accounting basis - up 19% to $4,019 million
   -  Cash basis - up 13% to $3,640 million
   -  Cash earnings per share - up 10% to 237 cents
o Strong performance in profit from on-going core operations before significant items:
   -  Accounting basis - up 25% to $3,815 million
   -  Cash basis - up 19% to $3,577 million
o Group net profit impacted by the sale of Michigan National and HomeSide writedowns:
   -  Net profit down 36% to $2,083 million
   -  Cash earnings per share - down 46% to 111 cents
   -  Net profit on sale of Michigan National Corporation of $1,681 million
   -  HomeSide US writedowns, as previously announced:
      *  Impairment loss on mortgage servicing rights (after tax) $1,323 million
      *  Change in basis of mortgage servicing rights valuation $1,436 million
      *  Goodwill write-off $858 million
o  Strong capital ratios - Total Capital 10.2% and Tier one 7.5%
o  Final dividend up 4 cents to 68 cents per share, fully franked
o  Full year dividend up 10% to 135 cents per share, fully franked


OPERATIONAL HIGHLIGHTS
o  Banking and Other Financial Services
   - Solid performance from Retail Banking & Other Financial Services (all banking operations excluding Wholesale Financial Services)
      *  Net profit up 14% to $2,454 million
      *  Net interest income growth of 11% to $5,720 million
      *  Other operating income up 7% to $3,250 million
      *  Housing loans up 16% to $81.6 billion
   -  Record profit from Wholesale Financial Services
      *  Net profit up 15% to $685 million
      *  Net interest income growth of 62% to $823 million
      *  Other operating income up 21% to $959 million
o  Wealth Management
   - Operating profit up 137% to $344 million before revaluations and outside equity interests


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   -  Sales growth of 27% over the prior year in Australia
   -  Integration of MLC on track
o  Net profit from Australian operations - up 29% to $2,287 million
o  Offshore net profit from on-going core operations up 21%
   -  Great Britain up 23% (16% in local currency terms)
   -  Ireland up 14% (6% in local currency terms)
   -  New Zealand up 13% (11% in local currency terms)
o Group net interest margin improved in the second half of the year from 2.66% at March to 2.76% in September 2001
o  Asset quality remains satisfactory
   -  Provisioning levels increased
      *  Provisions $989 million for the full year, up from $588 million
      * Specific provision to gross impaired assets of 34% at September 2001, compared with 31% at March 2001
   -  Non accrual loans down from March 2001:
      * Non-accrual loans to gross loans of 0.75% at September 2001 compared with 0.80% at March 2001 and 0.66% at September 2000
   -  Net non-accrual loans down 10% from March 2001 to $1.2 billion.

Managing Director and Chief Executive Officer of the National, Mr. Frank Cicutto, said,

"Our Group result has been affected significantly by the sale of Michigan National and the writedown in value of HomeSide. However, before these significant items, the result represents a strong performance and demonstrates the underlying strength of the National.

"The outlook for the economic environment during the coming year is heavily influenced by the performance of the global economy, particularly the US. We expect conditions across all markets to be subdued during the first half of the financial year. Thereafter interest rate cuts and fiscal policy should help to stabilize global activity, with the main markets we operate in (Australia, New Zealand and the UK) doing better than most. However, if there is no recovery in the US by mid 2002, then conditions globally could deteriorate substantially.

"We have launched a new program, Positioning for Growth, across the Group to substantially and sustainably lift performance. The program will be a key priority for the foreseeable future. It will strengthen and invigorate the National through the simplification of its structure, systems and processes and the development of its talent base. It will also examine opportunities to maximize revenue, reduce cost structures and use resources more efficiently.

"I expect the current momentum in our core retail banking and wealth management businesses to continue and they should deliver more than 10% cash earnings growth in the year ahead. Taking a cautious view of the outlook, we expect 2001/2002 Group cash earnings growth per share of between 7% and 10%. This takes



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account of reduced earnings following the  recapitalization  of HomeSide and the sale of Michigan National.

"To further our commitment to efficient on-going capital management, we have adopted a continuing policy to buy back shares equal to the shares issued under the Group's various share and option plans. All buy backs would be subject to appropriate pricing parameters and an assessment of the circumstances facing the Group at the relevant time. Past experience would indicate that we would buy back approximately 36 million shares during the course of the 2002 financial year. The buyback is an appropriate capital management strategy given the Group's sound capital position and strong internal capital generation.

"We continue to actively seek out growth opportunities both by acquisition and by investing in our core businesses.

"The UK continues to offer growth opportunities which we have been seeking to supplement by acquisition. The buyback doesn't change our ability to implement this strategy should suitable opportunities arise. However we will continue to be patient and disciplined in our approach."

8 November 2001

For further information contact:
Brandon Phillips
Group Manager, Media
Tel: 03 8641 3857 or 0419 369 058

o  HomeSide background information
o  National's initiatives for Community and Other Stakeholders

                       See also attached Notes to Editors